                                                                  EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES


         The Company's ratio of earnings to fixed charges for each of the periods indicated is as follows:

RATIO OF EARNINGS TO FIXED CHARGES (in 000's)

                                                For year Ended December 31,
                                 -------------------------------------------------------------
                                   1992       1993      1994       1995      1996        1997
                                   ----       ----      ----       ----      ----        ----

Consolidated pretax income       $(3,814)     $273    $1,226     $1,760    $(5,694)    $(13,030)
(loss) from continuing
operations

Interest                          1,168      1,185     1,793      2,044      2,730        3,913

Interest portion of rental          333        300       384        413        552          671
expense
                               ---------- --------- ---------- --------- ---------- -----------
Earnings                         (2,313)     1,758     3,403      4,217     (2,412)      (8,446)
                               ========== ========= ========== ========= ========== ===========

Interest                          1,168      1,185     1,793      2,044      2,730        3,913


Interest portion of rental          333        300       384        413        552          671
expense
                               ---------- --------- ---------- --------- ---------- -----------
Fixed charges                     1,501      1,485     2,177      2,457      3,282        4,534
                               ========== ========= ========== ========= ========== ===========


Ratio of Earnings to Fixed          def      1.18x      1.56x     1.72x       def        def
Charges(1)

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        (1)  The coverage deficiency for 1992, 1996 and 1997, was
             approximately $3,814,000, $5,694,000 and $13,030,000, respectively.